Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Letterhead of Baker Newman & Noyes, LLC]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of BSB Bancorp, Inc. and Subsidiaries of our report dated March 10, 2017 relating to the consolidated financial statements of BSB Bancorp, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of BSB Bancorp, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K of BSB Bancorp, Inc. and Subsidiaries for the year ended December 31, 2016.

/s/ Baker Newman & Noyes LLC
Baker Newman & Noyes LLC

Peabody, Massachusetts
March 20, 2017